                                                                    EXHIBIT 99.1


                     [As translated from Korean to English]

                            ANAM SEMICONDUCTOR, INC.



                          7th Meeting of the Council of
                         Creditor Financial Institutions




        Time:                February 23, 1999 (Tuesday)
                                    3:00 P.M.

        Place:               Conference Room on the 3rd Floor
                             of Cho Hung Bank

        Presiding Bank:      Cho Hung Bank

AGENDA I.             DEFERMENT OF REPAYMENT OF DEBT

1.      Deferment of Repayment of Debt

        (1)    Subject Credits

               1) Any and all credits subject to the deferment of repayments which are resolved by the 1st Councils of Creditors Financial Institutions pursuant to Article 2, Item 4 of Accord, with the exception of credits resourced from special policy funds and overseas securities (CB, FRN).

               2)     Claims for discharge of guarantee obligations

        (2) Period of Suspension of Collection: December 31, 2003

               provided that,

               1)     Leases repayment shall be deferred until 12/31/99

               2) Repayment of the credit of Hanareum Merchant Banking Corp. (excluding lease) shall be deferred until termination of existence of Hanareum Merchant Banking Corp.

        (3) Method of Collection of Credits after Expiry of Deferment of
            Repayment

               1) Bank Loans with Installment Repayment Agreements payable through readjustment of repayment schedule on the basis of the repayment period as of October 24, 1998

               2)     Leases with Installment Repayment Agreements

                      The debt outstanding as of October 24, 1998 shall be repaid in installments for 7 years.

               3)     Other Credits

                      The Council of the Creditor Financial Institutions



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                      shall determine the credit to be repaid and method for
                      such repayment based on a specific repayment schedule to be established three months prior to the expiry of the period of deferment upon recommendation by the Management Administrator taking into account the cash flow of operating activities of Anam.


2.      Adjustment of Applicable Interest Rates

        (1)    Subject Credit:  all credit subject to deferment of repayment

        (2)    Applicable Interest Rate

               1)     Ordinary Loans in Won

                      i) Bank Account: bank account prime rate of each creditor bank (however, the normal interest rate shall be applied for overdraft)

                      ii)    Trust Account and other financial institutions

                             . Trust account: trust account prime rate of each creditor bank

                             . Other financial institution: trust account prime rate of Cho Hung Bank

                      iii) Leases in Won: Originally agreed interest rates.

                      iv) Guarantees: trust account prime rate of each creditor bank (other financial institution: trust account prime rate posted by Cho Hung Bank)



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               2)     Purchased foreign exchange in payment default: trust
                      account prime rate of by each creditor bank

               3)     Foreign currency lease and foreign currency loan:
                      Originally agreed interest rates.

               4)     Guarantee fee (including guarantee on payment of bond):
                      Originally agreed interest rates (but not more than 1% when the fee is more than 1% per year.)

               5) If the originally agreed interest rate is less than the prime rate applicable to Won loan the agreed interest rate shall prevail, provided that such interest shall not go below 10%.

               6) The interest rate applicable to foreign currency credit may be increased to the extent of 0.85% as a result of any factor that increases such interest rate.

        (3)    Application Period

               The adjusted interest rate shall apply from and before the date of filing of application for Workout until December 31, 2003. The interest rate with respect to lease shall apply until the installment repayment date; provided, however, that the Steering Committee shall determine whether to increase the applicable interest rate taking into account cash flow, etc. after three years when the Workout Plan is determined. However, if governmental approval is required for exemption of interest, the originally agreed interest rate may apply for the time being prior to the change of such governmental approval and applicable laws and regulations.

        (4)    Method of Collection of Interest




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               Except for such cases where governmental approval is required, interest on lease credits and guarantee fee shall be collected by applying the interest rate set forth in Clause (2) above from the date of determination of this Agenda. The interest on credit except for lease credit shall be counted in the principal on a quarterly basis during 1999 and thereafter, from the year 2000, shall be collected in the normal way.

3.      Treatment of Accrued Interest

        (1)    Subject Credit & Period

               - interest payable by Anam (including default interest) for the period from and before the date of filing of application for Workout (October 24, 1998) until the date of resolution of this Agenda

        (2)    Applicable Interest Rate & Method

               - Notwithstanding default in loan or payment by guarantee, the interest rate stated in Clause (2) "Adjustment of Applicable Interest Rates" shall apply. The interest on credit other than lease credits shall be added to the principal, and interest on lease credits shall be collected within fifteen (15) days after the date of resolution of this Agenda.



4.      Treatment of Existing Credit

        (1)    Guarantee Payment & Overdraft

               1) Subject Credit: credit for guarantee obligations (including future guarantee payments) and



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                      overdraft

               2)     Period:  until December 31, 2003

               3) Applicable Interest Rate: The interest in Clause (2) in "2. Adjustment of Applicable Interest Rates" shall apply.

               4) Method of Treatment: The interest shall be counted in the principal within fifteen (15) days after the date of the resolution of this Agenda and shall be converted into middle and long term credit such as a general working capital loan (future guarantee amount shall be converted upon occurrence).

        (2)    Import Financing Secured by Payment Guarantee

               - With respect to the import usance payment in connection with the guarantee issued by Korea Credit Guarantee Fund, presently occurred or to be occurred in the future, the Credit Guarantee Fund shall transfer such import usance payment into payment guarantee for loan (on a quarterly basis). The financial institution which opened import usance-L/C shall convert the debts into general loan until December 31, 2003. The interest shall be calculated at general interest rate.

        (3)    Secured Payment Guarantee

               - The secured guarantee executed by Korea Credit Guarantee Fund pursuant to the Basic Agreement on Operation of Secured Guarantee shall be governed by such Basic Agreement.

        (4)    Treatment of Bond

               1)     The bond guaranteed by an insolvent financial



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                      institution (including future insolvent financial
                      institution) shall be extended or refund shall be made by the institution holding such bond (the "Holder").

               2) Upon maturity of the principal of guaranteed bond, the maturity shall be extended by the guaranteeing institution and the Holder (including refunding).

               3) The bond issued in private placement shall be extended or converted into loan upon maturity.

               4) Any extension of maturity or refund of bonds matured shall be made in accordance with the original conditions (except for interest rate) only for one time. However, the maturity exceeding three years shall be determined as three years.

               5) The bond already issued shall be applied by the originally agreed interest rate until maturity. In case of refunding, the prevailing market rate as of the date of refunding shall apply. The guarantee fee shall be calculated at the originally agreed rate (but not more than 1% p.a. of the guarantees extended)

               6) If it is impossible to extend the maturity of the bond, the guaranteeing institution shall pay the bond on behalf of Anam. In this case, the relevant guaranteeing institution shall convert the guarantee payment amount into loan by applying market interest rate, or shall assume such guarantee liabilities.

               7) Payment of the amount of guarantee payment and loan stated under Clause 6) above shall be deferred until December 31, 2003. The interest rate shall be determined after the yield on



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                      corporate bonds as of the payment of guarantee
                      obligation plus guarantee fee rate.

               8) The interest on the guarantee of bond payment and guarantee fee shall be paid by Anam.

5.      Loosening of Financing Condition

- The Steering Committee shall be delegated to loosen financial conditions, in case the cash flow based on operating results of Anam is improved.

6.      Others

        1) The details of loosening of the financing condition shall be applied in the following order of priority, conversion of loan into equity, interest-exempt payment, preferential interest rate (in case of future guarantee payment, such order of priority shall apply).

        2)     Unreported Credit

               Any financial institution that has not filed its credits by the date of resolution of this agenda shall be deemed to have agreed hereto.


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AGENDA II.     EXTENSION OF ADDITIONAL CREDIT OF 50 BILLION WON

1.      Provision of New Credit

----------------------------------
              Type                                     Working Capital Loan
----------------------------------
              Size                                        50 Billion Won
----------------------------------
       Applicable Interest         Bank:           Prime rate of each bank + 1%

                                   Other financial institution:  trust account prime rate
                                   posted by Cho Hung Bank + 1%
----------------------------------
        Interest Payment                               Normal payment method
              Date
---------------------------------- ------------------------------------------------------------
            Maturity               At the time of allocation of the proceeds
                                   from the sale of Kwangju Factory.
----------------------------------

- Any financial institution which cannot provide working capital loan shall provide the trust loan (interest rate: trust account prime rate of each bank + 1%).

2.      Standard of Ratable Share

        - The ratable share of additional credit provided by each eligible creditor bank such as bank, merchant banks shall be determined in proportion to the principal amount of the existing credits of such creditor bank as of December 31, 1998.


[Attachment 2: refer to Ratable Share of New Loan by Each Financial Institution]

3.      Draw-down of New Loan

        - To be disbursed by the creditor financial institutions within fifteen (15) days from the receipt of the notice



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               from Cho Hung Bank.

        - The new loan shall be repaid with the proceeds from the sale of Kwangju factory, or from the self-rescue plan or operating profit (surplus cash flow)

<Priority in Receiving Payments under the Self-Rescue Plan>

        - The funds made available in accordance with the Company's self-rescue plan, such as the proceeds from the sale of real property and the business transfer, shall be allocated in the following order:

        1) Secured credits;

        2) Credits which will be newly extended in accordance with the Workout Plan;

        3) Ratio of the remaining credits.



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AGENDA III.    CONVERSION OF DEBT TO EQUITY

1. Conversion of Debt to Equity (Debt/ Equity Swap, Subscription of Convertible Bonds and Conversion into Interest-exempt Credits)

        1) The debt/equity swap by the creditor financial institutions in the amount of 250 billion Won (the "Debt/ Equity Swap") shall be made after Anam's reduction of capital in accordance with the Workout Plan.

               Initially, the Debt/Equity Swap of 100 billion Won will be conditioned upon the capital contribution of 50 billion Won by the "Owner (Mr. James Kim)" and a foreign investor company within the first half of 1999.

        2) The remaining balance of the Debt/Equity Swap of 150 billion Won will be made in parallel with the consecutive capital increases by the Owner and the foreign investor company in accordance with their schedule as required under Agenda 8 (7) below (Owner's Self-rescue Plan of Foreign Capital Inducement in Connection with the Workout Plan). The Debt/Equity Swap shall be made in accordance with the proportion set forth in Clause 3.(2) hereunder.

        3) The method of conversion (Debt/Equity Swap, subscription of convertible bonds and conversion into interest-exempt credits) which was adopted at the first conversion shall also be applied for every conversion into equity.

2.      Size

        1)     Total: 250 billion Won

        2)     Common Shares:122.3 billion Won



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        3)     Convertible Bonds:   108.1 billion Won

        4)     Conversion into Interest-exempt Credits:
                                                    19.6 billion Won

        However, each amount may be subject to change in accordance with the method and proportion.

3.      Method and Proportion

        (1)    Method of Allotment

               1) Debt/Equity Swap shall be made into share in principle. However, any financial institution which is restricted to convert its credit into shares shall subscribe for convertible bonds.

               2) Any financial institution that is restricted to effect the Debt/Equity Swap or subscription for convertible bonds shall convert its credit into interest-exempt credit until disposal of share or convertible bonds. At such time when it is permitted to effect conversion into equity, it may effect the Debt Equity Swap or underwrite convertible bonds in the same method.

               3) The subscription for convertible bonds and conversion into interest-exempt credits may be made by each financial institution with any possible method.

        (2)    Ratable Share

               The ratable share of each creditor financial institution shall be determined based in proportion to unsecured credits as of the filing of credit (as of December 31, 1998) (primary credit - liquidated value of security)



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               *      See [Attachment 3-1] Table of Ratable Share by Each
                      Financial Institution(250 billion won),

               * See [Attachment 3-2] Table of Ratable Share by Each Financial Institution(100 billion won)

4.      Conditions of the Debt/ Equity Swap

        (1)    Common Shares:  5,000 Won per share

        (2) Convertible Bonds ("CB"s):

               1)     Interest rate: 0%
               2)     Maturity: 5 years
               3) Conversion Period: after one year from issue date to one month prior to the maturity
               4)     Shares issued upon conversion:  common share
               5)     Conversion Ratio: 100%
               6)     Conversion Price: 5,000 Won per share
               7)     Yield to maturity:  1.0% p.a.

        (3) Before the issuance of new shares or CBs for the Debt/ Equity Swap, Anam is required to reduce its capital at the average closing price of the shares for the one month period prior to Anam's application for the Workout.

        (4) The interest accrued on credits except for lease credits, until the Debt/Equity Swap shall be counted in the principal or may convert into a general working capital loan.

        (5) The paid in capital amount and subscription amount of CBs shall be set off against the loan. However, if unavoidable, the share proceeds and the subscription amount shall be settled or set-off after payment with the creditor financial institution's own funds.

        (6)    The new shares or CBs shall be allotted only to



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               financial institutions by third party allotment method.

5.      Disposal of Share or CBs and Repayment of Interest-Exempt Credits

        (1) The creditor financial institutions are prohibited from the sale of the swapped shares or CBs until December 31, 2003 unless the Steering Committee makes a decision to sell such securities.

        (2) The amount and method of repayment of interest-exempt credits shall be decided by the Steering Committee.



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AGENDA IV.     TREATMENT OF INTER-COMPANY LOANS

1. In the event that the Workout program of Anam Electronics is commenced, the inter-company loan by Anam Semiconductor to Anam Electronics in the amount of 147.2 billion Won shall be converted into equity after the reduction of capital by Anam Electronics at the average closing price of the shares for the one month period prior to Anam Electronics' filing of application for the Workout; provided that the interest shall be exempted with respect to such inter-company loans.

        (1)    Method of Debt/ Equity Swap:  conversion into common shares

        (2)    Amount:  147.2 billion Won

        (3)    Share Price:  par value (per 5,000 Won)

        (4)    Time of Issuance:  within the first half of 1999

        (5) Share Assignment: The Steering Committee shall determine assignment to a third party or granting of preemptive rights to the largest shareholder, and sale in market.

2. The inter-company loan by Anam Semiconductor to Anam Environment in the amount of 15.3 billion Won shall be converted into CBs; provided that the interest shall be exempted with respect to such inter-company loans.

        -      Conditions for Issuance

        (1)    Interest Rate:  0%

        (2)    Maturity:  10 years

        (3)    Shares issued upon conversion:  common share

        (4)    Yield to maturity:  0%



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        (5)    Conversion Price:  par value (5,000 Won)

        (6)    Time of Issuance:  within the first half of 1999



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AGENDA V.             MEASURE TO CLEAR INTER-COMPANY GUARANTEES

        1.     Claims for Request for Discharge of Guarantee Liabilities

        - The claiming amount for discharge of guarantee liabilities under Workout of Anam shall be the credit amount of the guaranteed debtor (outstanding actual loan - value of liquidated security).

2.      Granting of Voting Rights

        (1) Regarding the whole amount of claims for discharge of guarantee obligation, voting rights shall be bestowed with respect to all Agenda (from Agenda No.I to Agenda No.VIII).

        (2) The voting right held by an overseas subsidiary of a domestic financial institution, which is a member of the Accord, shall be exercised by a domestic financial institution on behalf of the relevant overseas subsidiary.

3.      Treatment of Claims for Discharge of Guarantee Obligations

        (1) Cross-guarantee on domestic affiliated companies including target companies subject to Workout : Suspended

               1) The right to request discharge of guarantee obligations may be exercised at the time when the guarantee obligation amount is fixed due to the extinction of the primary debtor's legal entity as a result of bankruptcy or liquidation, and the payment of the principal of the guarantee obligation shall be suspended until December 31, 2003. Interest (accrued interest and interest during suspension period) shall be exempted.



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               2)     Any creditor financial institution holding claims for
                      discharge of guarantee obligation against three affiliated companies of Anam shall not demand its primary debtors to prepay or provide additional security on the grounds for suspension of repayment.

        (2)    Guarantee Obligation related to Offshore Subsidiary or Overseas
               Guarantee: suspended

               The right to request discharge of guarantee obligations related to loans provided to an overseas subsidiary affiliated to Anam (trade finance, offshore loan, foreign currency loans) and overseas guarantee may be exercised at the time when the guarantee obligation amount is fixed due to the extinction of the primary debtor's legal personality as a result of a bankruptcy or liquidation, and the payment of guarantee obligation shall be suspended until December 31, 2000. Interest (accrued interest and interest during suspension period) shall be exempted.

        (3) The claims for discharge of guarantee obligation which have not filed shall be treated in accordance with this resolution.




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AGENDA VIII:   DISPATCH OF MANAGEMENT ADMINISTRATORS AND OTHER MATTERS


1.      Dispatch of Management Administrators

        (1) The creditors financial institutions shall dispatch the Management Administrators as follows:

------------------------------------------------
                Subject Company                               Anam Semiconductor
------------------------------------------------
Number of Administrators                         Four administrators from Cho Hung
                                                 Bank and one from The Korea
                                                 Development Bank (total:5)
                                                 If necessary, one non-standing
                                                 employee shall be dispatched on
                                                 behalf of the financial
                                                 institution holding lease
                                                 credits.
------------------------------------------------ ----------------------------------------------
Period                                           until Anam Semiconductor is deemed to have
                                                 been normalized by the creditor financial
                                                 institutions, as determined by the Steering
                                                 Committee
------------------------------------------------

        (2) The administrators shall establish the operating rules for Management Administrators for the purpose of efficient business operation and shall execute the management agreement with the relevant company.

               (Attachments) 1.  Operating Rules for Management Administrator
                                 (draft)

                             2.  Management Agreement (draft)



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2.      Matters relating to Execution of Workout Agreement

        (1) For the efficient implementation of the Workout Plan, the Presiding Bank shall execute a "Workout Agreement" with Anam on behalf of the creditor financial institutions, and each of other financial institutions shall delegate its power and authority relating to the execution of such Workout Agreement to the Presiding Bank.

        (2) The contents to be included in the Workout Agreement shall be determined by the Steering Committee of the Council of Financial Institution Creditors and shall include the following matters:

               i) Management targets to be represented by James Kim and the management of Anam (including, but not limited to net income and debt-to-equity ratio); and

               ii) Sanctions in case of failure to achieve the foregoing management targets.

3.      Management of Kun-mortgagees upon Sale of Real Property

        In the event that the disposal of real property is made in connection with the efficient implementation of the self-rescue plan of Anam, the Kun-mortgagee attached to such real property shall agree to be lifted by the creditor financial institutions as security holders regardless of the actual amounts of the proceed to be allocated to such financial institutions.

4.      Contingency Plan

        (1)    In the Event of Failure in the Implementation of Self-rescue Plan

               1)     If it is deemed inevitable that the Anam's self-



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                      rescue plan has failed to be implemented due to causes
                      other than the following causes, the Steering Committee may be delegated with the authority to dispose of the relevant property at such price and time which are deemed appropriate for the Steering Committee, and may appropriate such proceeds from the disposal to the payment of the obligations of Anam.

                      i) if the self-rescue plan fails to be implemented due to Acts of God or any other circumstance equivalent thereto; or

                      ii) if the self-rescue plan fails to be implemented due to causes other than management-related factors.

               2) In the event that: (a) the implementation of the self-rescue plan is deemed not to be going through successfully due to the causes set forth in the above sub-paragraph i), Items 1) and 2); (b) the amount of funds expected to be induced through the implementation of the self-rescue plan is so much considerably smaller than it was expected under the self-rescue plan that the shortage of funds is otherwise apparent, the Council may further loosen the financial terms and conditions of the existing workout conditions through consultation with the Steering Committee.

        (2) Handling of Shortage (or Surplus) of the Funds Due to Change of the Economic Conditions In cases where the shortage of funds is expected due to the abrupt depreciation of foreign exchange rates, changes of interest rates or continuation of stagnation of business condition, or in cases where the cash flow improves due to the improvement in the operating results of Anam or a merger, the Council may change the



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               financial terms and conditions for the existing credits through consultation with the Steering Committee.

5.      Delegation of Business to the Presiding Bank

        (1)    Details on the handling of the Workout Plans for the other three
               (3) affiliates of Anam which have not been specified by the Council or the Steering Committee shall be delegated to the Presiding Bank.

        (2) The Presiding Bank shall notify the actual results of the handling of business in Paragraph (1) above to the Steering Committee.

6.      Priority Application of the Workout Plan

        In cases where there are any inconsistencies arising among any previously executed agreements in connection with any credits and the details of the Workout Plan, the Workout Plan shall prevail.

7. Owner's Self-rescue Plan of Foreign Capital Inducement in Connection with the Workout Plan

        (1) In connection with the Workout Plan, James Kim and the foreign investor company shall contribute capital at PAR VALUE of Anam shares in the aggregate amount of US$150 million through rights offering in accordance with the following schedule, and shall contribute 50 billion Won within the first half of 1999.

        (2) Interest-exempt credits which the Steering Committee shall designate for reimbursement shall be repaid first with the funds to be brought in through the above rights issue from the year 2000 to 2002 in accordance with the ratio of such interest free loans.

        (3) Upon the decision by the Steering Committee, the common shares and CBs to be held by the creditors financial



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               institutions through the Debt/Equity Swap may be sold at the market.



                    TIMING AND AMOUNT OF CAPITAL CONTRIBUTION
------------------------------ -------------------------------------------------------------
Date of Capital                Amount of Capital
Contribution                   Contribution                  Investors
First half of 1999              41 million US dollars        Foreign investor company and
Year 2000 - Year 2002          109 million US dollars        Chairman Ju Jin Kim
Total                          150 million US dollars        Foreign investor company: 100
                                                             million US dollars
                                                             Chairman Ju Jin Kim: 50 million
                                                             US dollars

        (4) The capital contribution of US$150 million in Paragraph (1) above shall be performed in accordance with a letter of commitment which shall be provided to the creditor financial institutions after having been notarized in Korea and the United States. In case of failure to perform, the Council shall decide whether or not to terminate the Workout Plan.



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